NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE:
NorthWestern Energy announces Net Zero by 2050 commitment
BUTTE, MT/SIOUX FALLS,SD – March 3, 2022 – NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) announces our goal to reach net zero carbon emissions by 2050 while continuing our commitment to reliable, affordable, environmentally sustainable energy service, capable of meeting the needs of all customers and communities.
With a foundation that now includes: a company-wide electric generation portfolio that provided approximately 56% of our customers’ energy from carbon-free resources in 2021; investments in our natural gas system to reduce methane and carbon emissions; investments in a more efficient, reliable and flexible energy grid; and energy efficiency efforts to reduce customer demand, we believe Net Zero by 2050 is an achievable target.
“NorthWestern Energy begins this transition to an even cleaner energy future building on the considerable progress we have already made,” said NorthWestern Energy President and Chief Operating Officer Brian Bird. “Our total portfolio of electric generation is 56% carbon free, which is higher than the electric utility average of about 40%.Our natural gas system has a leak per mile rate that is better than the industry average thanks to our investments in pipeline infrastructure and leak detection capabilities.
“We have the tremendous honor to be the stewards of this critical energy infrastructure that delivers safe and reliable energy to our region. Now is the time to raise the bar and start the transition to Net Zero by 2050.”
NorthWestern Energy has significantly reduced emissions from our owned electric generation resources over the past decade with primarily carbon-free hydro and wind resources. These clean resources, together with long-term contracts for wind and hydro resources, reduce our need to use thermal generation as 24/7 energy sources.
Our new on-demand natural gas plants in South Dakota and planned natural gas plant in Montana provide on-demand resources to support the variability of wind and solar projects coming onto our system and to help meet extended periods of peak demand.
In our natural gas operation we are making investments and operational changes to reduce our methane emission 30% by 2030 from a 2020 base. New technologies and additional pipeline infrastructure investments will be used to achieve Net Zero by 2050.
Carbon offsets will be required for any small remaining natural gas system methane or carbon emissions by 2050, as well as the occasional use for natural gas generation resources required to meet customers’ peak energy needs.
Long-duration capacity is critical for reliability, especially during winter weather in NorthWestern Energy’s service area. Our transition to Net Zero by 2050 will include deploying technology and resources in the future as they become operationally sound and cost-effective. This particularly includes long-duration generation and storage strategies, to integrate and balance intermittent resources and to meet our customers’ needs during extended winter and summer periods of peak demand. We are sufficiently confident in technological advances that we have committed to only procuring non-carbon emitting generation resources after 2035.
Today NorthWestern Energy has invested in pilot projects, such as energy storage, micro-grids, advanced controls and solar generation performance under a variety of conditions. We will be investing in these technologies at greater scale as part of our rural reliability program. We are positioned to use what we learn now about these resources to best serve our customers tomorrow as the technology develops.
NorthWestern Energy’s Net Zero by 2050 commitment is also secured by:
•Existing and future enhancement of our energy efficiency programs and potential demand response options such as time-of-use rates developed with stakeholders, that would allow customers and communities to reduce their emissions, while reducing the company’s emissions.
•Investments in a smarter, modernized power grid that will leverage the deployment of 700,000 advanced meters to enhance the grid’s reliability and efficiency and also to help customers reduce their carbon footprints by providing better information to allow them to manage their energy use.
•Clean electrification of the transportation sector, including our company’s fleet as we replace vehicles and equipment at the end of their useful lives with electric alternatives; and also support needed infrastructure to support electric vehicles.
•Employee-initiated sustainable procurement and practice guidelines to make our offices and operating divisions more environmentally friendly and sustainable.
•Collaborating with our communities and stakeholders on strategies for reaching the 2050 net zero emissions goal reliably, safely and affordably, and to help them achieve their own sustainability goals.
•The conversion of 88,000 street and other lights to LEDs.
Success will require thoughtful policy and regulatory support.
“We are stewards of over $7 billion of critical natural gas and electric infrastructure,” said NorthWestern Energy CEO Bob Rowe. “We will do nothing to jeopardize reliable service to our customers. This February’s weather reminded us how important reliable service is, not just to the comfort but to the safety of our customers and the communities we serve.
“This commitment builds on our 2019 target to reduce the carbon intensity of our Montana electric portfolio 90 percent by 2045, and is part of our comprehensive approach to enhanced Environmental, Social, and Governance – ESG – practices. Partnerships and support must be part of this plan. We believe the goal is achievable by 2050. If technology and policy support allow us to accelerate our timeline, we will, as we all work, together, toward an even cleaner energy future.”
For more information about NorthWestern Energy’s goal to reach net zero carbon emissions by 2050, visit NorthWesternEnergy.com/NetZero.

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
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About NorthWestern Energy (Nasdaq: NWE)
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We are working to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 753,600 customers in Montana, South Dakota, Nebraska and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002. More information is available on the company's Web site at www.northwesternenergy.com.

Investor Relations Contact:
Travis Meyer
605-978-2967
travis.meyer@northwestern.com

Media Contacts:
Jo Dee Black
866-622-8081
jodee.black@northwestern.com